DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 884-5708

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Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

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              Certificate of Amendment to Articles of Incorporation
                                For Nevada Profit
                    Corporations (Pursuant to NRS 78.385 and
                        78.390 - After issuance of Stock)

1. Name of corporation: China Health Holding, Inc.

2. The articles have been amended as follows: Section 4.01 is hereby superceded and replaced as follows: "Section 4.01. Number and Class. The Corporation is hereby authorized to issue two classes of stock, Common and Preferred. The total number of authorized capital stock of the Corporation shall consist of the following: Three Hundred Million (300,000,000) shares of Common Stock, par value $.001, and Twenty Million (20,000,000) shares of Preferred Stock, par value $.001. Notwithstanding the foregoing, these Articles hereby vest the Board of Directors of the Corporation with such authority as may be necessary to prescribe such classes, series and numbers of each class or series of Stock. In addition, the Board of Directors is hereby vested with such authority as may be necessary to prescribe the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Stock created. All classes of Stock may be issued from time to time without action by the stockholders."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 25,280 common shares (69.5%).

4. Effective date of filing (optional): March 28, 2005

5. Officer  signature  (required): /s/ Julianna Lu
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                                   Chief Executive Officer - Julianna (Jenny) Lu